Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

FinPro Capital Advisors, Inc.

Community Savings Bank

FinPro Capital Advisors, Inc.

46 EAST MAIN STREET • SUITE 303 • SOMERVILLE, NJ 08876 • P: (908) 234-9398

AS OF DECEMBER 31, 2025

Conversion Valuation Appraisal Report

Table of Contents

Community Savings Bank

Table of Contents	1

Introduction	3

1. Overview and Financial Analysis	6

General Overview	6
History and overview	6
Strategic Direction	6
balance sheet trends	7
Loan Portfolio	8
investments	9
asset quality	11
Funding composition	14
Asset liability management	15
Capital	16
income and expense trends	17
Legal proceedings	18
subsidiaries	18

2. Market Area Analysis	19

3. Comparisons with Publicly Traded Thrifts	20

Overview of the Comparables	23

4. Market Value Determination	25

Financial Condition	26
Balance Sheet Growth	29
Earnings Quality, Predictability and Growth	30
Market area	33
Cash Dividends	34
Recent Regulatory Matters	35

5. Other Factors	36

Management	36
Liquidity of the shares	37
marketing of the issuance	38

Conversion Valuation Appraisal Report

Valuation Adjustments	40

6. Valuation	41

Discussion of Weight Given to Valuation Multiples	41
Offering Value in Relation to Comparables	44
Comparison to Recent Standard Conversions	46
Valuation Conclusion	47

7. Exhibits	48

Conversion Valuation Appraisal Report

Introduction

February 18, 2026

Board of Directors

Community Savings Bank

503 West Plane Street

Bethel, OH 45106

Members of the Board Directors:

At your request, FinPro Capital Advisors, Inc. (“FinPro” or “FCA”) has completed and hereby provides an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) originally issued by the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), Ohio Division of Financial Institutions and other state banking regulatory agencies, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Community Savings Bank (“Community Savings” or the “Bank”) has adopted the plan of conversion (the “Plan”); whereby the Bank will convert to stock form. As a result of the conversion, the Bank will convert to the stock form of ownership and issue all of its common stock to a to-be-formed holding company called CSB Financial Inc., a newly formed Maryland corporation, (the Company). It is our understanding that the Bank will offer its stock in a subscription offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank and to other members of the Bank. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Community Savings Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly formed ESOP, a cash contribution to a charitable foundation to be established by the Bank and reinvestment of the proceeds that are retained by the Bank. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends, or repurchase its stock, although there are no specific plans to undertake such activities at the present time. The plan of conversion will also provide for the establishment of a new charitable foundation which is detailed further within the appraisal.

Conversion Valuation Appraisal Report

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	100.0% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $1.6 million at the midpoint

•	there will be an ESOP equal to 8.0% of the total of the shares sold and the shares issued to the foundation, funded internally, and amortized over 20 years straight-line,

•	there will be an MRP equal to 4.0% of the total of the shares sold and the shares issued to the foundation amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 10% of the total of the shares sold and the shares issued to the foundation, expensed at $2.74 per option over 5 years straight-line,

•	the tax rate is assumed at 21%, and

•	the net proceeds will be invested at the one-year treasury rate of 3.48%, pre-tax

In the course of preparing our report, we reviewed the Bank’s financials for the year ended December 31, 2025. We also reviewed the registration statement as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and its Board of Directors. The valuation parameters set forth in the appraisal were predicated on these discussions, but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We reviewed the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded institutions. We reviewed conditions in the securities markets in general and in the market for similar institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Company’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Valuation Conclusion

It is, FinPro’s opinion that as of February 18, 2026, the estimated aggregate pro forma market value of the Bank was $11,000,000 at the midpoint of a range with a minimum of $9,350,000 to a maximum of $12,650,000, at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value is $14,547,500. The stock will be issued at $10.00 per share.

FinPro Capital Advisors

FCA is a registered broker dealer and is a wholly owned subsidiary of FinPro, Inc. FCA addresses numerous areas of capital markets in the heavily regulated financial institution industry including M&A advisory, capital raising, strategic advice, valuation, due diligence, accounting, mark-to-market, enterprise risk management, business planning and regulatory advice. FCA further specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. We believe that, except for the fee we will receive for the Appraisal to assist in the stock conversion process, we are independent of the Bank, CSB Financial Inc., and the other parties engaged by the Bank.

Conversion Valuation Appraisal Report

1. Overview and Financial Analysis

General Overview

As of December 31, 2025, the Bank had $110.2 million in total assets, $82.2 million in deposits, $92.6 million in net loans, and $15.9 million in equity. The following table shows the Bank’s facilities.

Figure– List of Branch Offices

US Branch List for Community SB

				2025	2024	2020	2024-2025	2020-2025
S&P Branch Key	Street Address	City	State	Deposits ($000)	Deposits ($000)	Deposits ($000)	Growth Rate (%)	Growth Rate (%)
2611	355 Jefferson St	Greenfield	OH	31,155	28,930	26,902	7.69	15.81
2609	503 W Plane St	Bethel	OH	52,999	43,826	39,064	20.93	35.67

Source: S&P Global

History and overview

Community Savings Bank is a bank. Community Savings is a locally focused, mutual community bank headquartered at its main office located at 503 West Plane Street, Bethel, OH, with a branch office in Greenfield, OH. The Bank offers demand deposits and non-interest-bearing time and savings deposits. The Bank’s deposits include deposits in transaction accounts, brokered deposits which represent funds, retail time deposits, individual retirement accounts, money market deposit accounts and jumbo deposits. The Bank provides consumer loans, including credit card loans, revolving credit plans and personal loans. It provides commercial and industrial loans. The Bank offers commercial real estate loans for land development and on-site construction of industrial, commercial, residential, or farm buildings in the United States. Also, the Bank offers real estate-backed residential loans. It provides commercial loans collateralized by real estate properties. It was formerly known as Bethel Building and Loan Company and changed its name to Community Savings Bank in January 2011. It was founded in 1889 and is headquartered in Bethel, Ohio.

Strategic Direction

The Bank’s mission is to remain an independent locally owned and managed community bank by growing earnings to cover increasing overhead expenses. The Bank plans to achieve these goals with the focuses on the following areas:

•	Staffing and succession planning

•	Core deposit growth

•	Improved branding message

Conversion Valuation Appraisal Report

balance sheet trends

The Bank’s balance sheet increased by approximately $17.4 million from $92.8 million on December 31, 2024, to $110.2 million on December 31, 2025.

The Bank’s total equity increased by $536.7 thousand from $15.3 million on December 31, 2024, to $15.8 million on December 31, 2025. The Bank’s capital ratios decreased from December 31, 2024, to December 31, 2025, but remain above FinPro Industry Thresholds for both tangible equity / tangible assets ratio and Tier 1 (Core) Capital / average total assets ratio.

Figure– Balance Sheet Trends

	Community Savings Bank
	Balance Sheets
	December 31, 2025 and 2024
	December 31, 2025	December 31, 2024
Assets
Cash and due from banks	$275,464	$280,749
Interest-bearing deposits in other financial institutions	6,153,204	4,997,728
Cash and cash equivalents	$6,428,668	$5,278,477

Available-for-sale securities (amortized cost of $5,668,833 and
$5,957,678 at December 31, 2025 and 2024, respectively)	$5,538,692	$5,703,913
Loans receivable (net of deferred loan fees)	92,991,369	77,034,539
Allowance for credit losses	(435,675)	(351,837)
Net loans	$92,555,694	$76,682,702

Premises and equipment, net	$561,605	$553,476
Federal Home Loan Bank stock	599,500	276,600
Bank owned life insurance	3,067,607	2,999,159
Accrued interest receivable	424,559	317,710
Net deferred federal income taxes	518,381	569,510
Other assets	507,777	395,297
Total assets	$110,202,483	$92,776,844

Liabilities
Demand deposits	$10,863,097	$9,585,602
Savings and money market	24,041,834	23,372,171
Time deposits	47,249,270	39,479,157
Total deposits	$82,154,201	$72,436,930
Advances from the Federal Home Loan Bank	$10,600,000	$3,550,000
Advances by borrowers for taxes and insurance	582,076	485,852
Allowance for credit losses on off-balance sheet credit exposures	5,073	9,412
Accrued interest payable and other liabilities	1,067,113	1,037,329
Total liabilities	$94,408,463	$77,519,523

Stockholders' Equity
Retained earnings	15,896,832	15,457,795
Accumulated other comprehensive loss	(102,812)	(200,474)
Total equity	$15,794,020	$15,257,321
Total liabilities and equity	$110,202,483	$92,776,844

Source: Audited Financial Statements

Figure– Capital Ratios

	FinPro Industry Thresholds				COMMUNITY SAVINGS BANK
Capital	High	Moderate	Moderate	High	2024Q4	2025Q1	2025Q2	2025Q3	Results
Tangible Equity / Tangible Assets	8.00	9.00			16.46	16.70	13.84	14.02	14.31
Tier 1 (Core) Capital / Average Total Assets	8.00	9.00			16.46	16.80	14.92	14.10	14.30
Tier 1 (core) Capital / Risk-Weighted Assets	10.00	11.25
Risk Based Capital / Risk Weighted Assets	10.00	13.00

Component Inherent Score

Note: Individual metric risk is derived solely from that metric and is based on the threshold option selected. Individual metric risks have no bearing on other individual metric risks.

Source: FinPro Scorecard Combined Report (Call Report Data)

Conversion Valuation Appraisal Report

Loan Portfolio

The Bank offers single family, multifamily and nonresidential, construction and land, second mortgages, and commercial loans to customers. The Bank’s largest loan portfolio is represented by single family mortgage loans, representing roughly 44.2% of the Bank’s total loan portfolio. As of December 31, 2025, the Bank had $41.2 million in single family mortgage loans. As of December 31, 2024, the Bank had $42.0 in single family mortgages. Growth has primarily been in the consumer loan portfolio where the Bank has grown the portfolio by $14.9 million.

Figure – Loan Composition

	2025	2024
Mortgage loans on real estate:
Single family	$41,228,633	$42,030,991
Multifamily and nonresidential	21,432,455	19,829,678
Construction and land	2,652,831	913,295
Second mortgage	2,772,340	2,662,637
Commercial	7,657,780	9,171,098
Consumer loans	17,471,750	2,619,772
	$93,215,789	$77,227,471
Less: Net deferred loan origination fees	(224,420)	(192,932)
Allowance for credit losses	(435,675)	(351,837)
Loans, net	$92,555,694	$76,682,702

Overdrafts on customer deposit accounts are included in consumer loans. Overdraft balances totaled approximately $200 and $2,400 at December 31, 2025 and 2024, respectively.

Mortgage loans sold and serviced for others, and the portion of loans participated to others, with the Bank as lead lender and servicer, are not included in the accompanying financial statements. The unpaid principal balance of loans serviced for others at December 31, 2025 and 2024 was approximately $20,078,000 and $21,299,000, respectively.

The Bank had minimal accretable yield remaining on acquired loans. The remaining balance of approximately $5,319 at the beginning of 2024 was fully recognized through accretion during the year, resulting in no remaining accretable yield at December 31, 2024 or 2025. The carrying value of purchased credit-impaired loans was immaterial and totaled approximately $0 and $54 at December 31, 2025 and 2024, respectively.

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

investments

The Bank’s investment securities are classified entirely as available-for-sale and are presented as a single line item on the balance sheet. The amortized cost and approximate fair values of securities are as follows:

Figure– Investment Composition

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities: December 31, 2025:
Municipal securities	$2,837,990	$2,253	$4,207	$2,836,036
Collateralized mortgage obligation bonds	50,980	-	1,263	49,717
U.S. government agencies	1,497,747	-	59,911	1,437,836
Mortgage-backed securities	1,282,116	6,981	73,994	1,215,103
	$5,668,833	$9,234	$139,375	$5,538,692

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities: December 31, 2024:
Municipal securities	$2,854,587	$-	$13,200	$2,841,387
Collateralized mortgage obligation bonds	67,538	-	3,643	63,895
U.S. government agencies	1,497,221	-	114,085	1,383,136
Mortgage-backed securities	1,538,332	-	122,837	1,415,495
	$5,957,678	$-	$253,765	$5,703,913

There were no sales of available-for-sale securities for the years ended December 31, 2025 and 2024. The amortized cost and fair value of securities at December 31, 2025, by contractual maturity, are shown below. Contractual maturity information is presented as of December 31, 2025, the most recent balance sheet date. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Conversion Valuation Appraisal Report

	December 31, 2025
	Available-for-sale
	Amortized Cost	Fair Value
Municipal securities and U.S. government agencies
Due less than one year	$310,000	$310,032
Due one to five years	1,497,747	1,437,836
Due five to ten years	1,995,000	1,997,222
Due after ten years	532,990	528,782
Total	$4,335,737	$4,273,872

Mortgage-backed securities and collateralized mortgage obligation bonds	1,333,096	1,264,820
Total	$5,668,833	$5,538,692

The maturity of mortgage-backed securities and collateralized mortgage obligation bonds are based on the repayment of the underlying mortgages.

The following table shows the Bank's investments' gross unrealized losses and fair value of the Bank's investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous loss position at December 31, 2025 and 2024:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2025
Municipal securities	$-	$-	$528,782	$4,207	$528,782	$4,207
Collateralized mortgage obligation bonds	-	-	49,717	1,263	49,717	1,263
Mortgage-backed securities	-	-	825,648	73,994	825,648	73,994
U.S. government agencies	-	-	1,437,836	59,911	1,437,836	59,911
Total	$-	$-	$2,841,983	$139,375	$2,841,983	$139,375

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2024
Municipal securities	$1,447,166	$4,522	$1,394,221	$8,678	$2,841,387	$13,200
Collateralized mortgage obligation bonds	-	-	63,895	3,643	63,895	3,643
Mortgage-backed securities	420,988	1,289	994,507	121,548	1,415,495	122,837
U.S. government agencies	-	-	1,383,136	114,085	1,383,136	114,085
Total	$1,868,154	$5,811	$3,835,759	$247,954	$5,703,913	$253,765

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

Asset Quality

The Bank evaluates the loan risk grading system definitions on an ongoing basis. No significant changes were made during the years ended December 31, 2025 and 2024. Analysis of the Bank’s loan portfolio by credit quality indicators at December 31 are as follows:

	December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving	Total
Single family
Pass	$5,983,526	$2,694,260	$3,707,506	$6,191,774	$7,731,470	$14,847,338	$-	$41,155,874
Special mention	-	-	-	-	-	41,414	-	41,414
Substandard	-	-	-	-	-	31,345	-	31,345
Doubtful	-	-	-	-	-	-	-	-
Total	$5,983,526	$2,694,260	$3,707,506	$6,191,774	$7,731,470	$14,920,097	$-	$41,228,633
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Multifamily and nonresidential
Pass	$5,703,362	$1,338,858	$981,509	$4,425,969	$1,975,842	$7,006,915	$-	$21,432,455
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$5,703,362	$1,338,858	$981,509	$4,425,969	$1,975,842	$7,006,915	$-	$21,432,455
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction and land
Pass	$1,228,023	$706,450	$303,735	$69,497	$-	$345,126	$-	$2,652,831
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$1,228,023	$706,450	$303,735	$69,497	$-	$345,126	$-	$2,652,831
Gross charge offs	$-	$-	$-	$-	$-	$-	$-	$-

Second mortgage
Pass	$55,716	$-	$25,054	$-	$-	$15,899	$2,675,671	$2,772,340
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$55,716	$-	$25,054	$-	$-	$15,899	$2,675,671	$2,772,340
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial
Pass	$395,075	$882,621	$1,006,291	$1,236,962	$110,556	$756,438	$3,269,837	$7,657,780
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$395,075	$882,621	$1,006,291	$1,236,962	$110,556	$756,438	$3,269,837	$7,657,780
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Consumer loans
Pass	$15,361,842	$2,086,467	$-	$-	$-	$23,441	$-	$17,471,750
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$15,361,842	$2,086,467	$-	$-	$-	$23,441	$-	$17,471,750
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Conversion Valuation Appraisal Report

	December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Single family
Pass	$3,183,907	$3,984,287	$7,459,669	$8,414,453	$4,373,964	$14,470,646	$-	$41,886,926
Special mention	-	-	-	-	-	48,005	-	48,005
Substandard	-	-	-	63,379	-	32,681	-	96,060
Doubtful	-	-	-	-	-	-	-	-
Total	$3,183,907	$3,984,287	$7,459,669	$8,477,832	$4,373,964	$14,551,332	$-	$42,030,991
Gross charge-offs	$-	$-	$-	$-	$-	$5,387	$-	$5,387

Multifamily and nonresidential
Pass	$2,467,533	$1,300,957	$4,610,021	$2,057,958	$2,116,709	$7,055,149	$-	$19,608,327
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	221,351	-	221,351
Doubtful	-	-	-	-	-	-	-	-
Total	$2,467,533	$1,300,957	$4,610,021	$2,057,958	$2,116,709	$7,276,500	$-	$19,829,678
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction and land
Pass	$160,595	$309,349	$76,978	$-	$290,808	$75,565	$-	$913,295
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$160,595	$309,349	$76,978	$-	$290,808	$75,565	$-	$913,295
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Second mortgage
Pass	$-	$27,292	$-	$-	$12,895	$6,460	$2,615,990	$2,662,637
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$-	$27,292	$-	$-	$12,895	$6,460	$2,615,990	$2,662,637
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Commercial
Pass	$948,457	$1,242,497	$2,126,754	$277,663	$369,204	$868,339	$3,338,184	$9,171,098
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$948,457	$1,242,497	$2,126,754	$277,663	$369,204	$868,339	$3,338,184	$9,171,098
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Consumer loans
Pass	$2,595,244	$-	$-	$-	$24,528	$-	$-	$2,619,772
Special mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Total	$2,595,244	$-	$-	$-	$24,528	$-	$-	$2,619,772
Gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-

Conversion Valuation Appraisal Report

The following represents a loan portfolio aging analysis at December 31:

2025	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total
Mortgage loans on real estate:
Single family	$85,171	$31,772	$2,213	$119,156	$41,109,477	$41,228,633
Multifamily and nonresidential	-	-	-	-	21,432,455	21,432,455
Construction and land	-	-	-	-	2,652,831	2,652,831
Second mortgage	-	-	-	-	2,772,340	2,772,340
Commercial	-	-	-	-	7,657,780	7,657,780
Consumer	-	-	-	-	17,471,750	17,471,750
Total	$85,171	$31,772	$2,213	$119,156	$93,096,633	$93,215,789

2024	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total
Mortgage loans on real estate:
Single family	$268,913	$39,236	$98,751	$406,900	$41,624,091	$42,030,991
Multifamily and nonresidential	-	-	221,351	221,351	19,608,327	19,829,678
Construction and land	-	-	-	-	913,295	913,295
Second mortgage	-	-	-	-	2,662,637	2,662,637
Commercial	-	-	-	-	9,171,098	9,171,098
Consumer	-	-	-	-	2,619,772	2,619,772
Total	$268,913	$39,236	$320,102	$628,251	$76,599,220	$77,227,471

Nonaccrual loans at December 31 are as follows:

	2025	2024
Single family	$104,146	$185,492
Multifamily and nonresidential	-	221,351
Total	$104,146	$406,843

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

Funding composition

Figure– Deposit Composition

	December 31, 2025	December 31, 2024
Demand deposits	10,863,097	9,585,602
Savings and money market	24,041,834	23,372,171
Time deposits	47,249,270	39,479,157
Total deposits	82,154,201	72,436,930

Deposits increased by $9.7 million to $82.2 million as of December 31, 2025, from $72.4 million as of December 31, 2024. The Bank experienced growth within all major deposit product categories with the largest amount growth seen in Time Deposits.

Figure– Borrowing Composition

	December 31, 2025	December 31, 2024
Advances from the Federal Home Loan Bank	10,600,000	3,550,000

At December 31, 2025, the Bank had a Blanket Security Agreement with the FHLB collateralized by the Bank’s 1-4 family mortgage loans with a carrying value of approximately $41,467,000 and $40,696,000 as of December 31, 2025 and 2024, respectively. Based on this collateral, the Bank was eligible to borrow up to a total of approximately $27,300,000 and $26,099,000 as of December 31, 2025 and 2024, respectively. Borrowings under this agreement totaled $10,600,000 and $3,550,000 at December 31, 2025 and 2024, respectively, and bear fixed interest rates ranging from 3.68% to 4.72% and 3.68% to 5.06% at December 31, 2025 and 2024, respectively. The Bank maintains an unsecured line of credit with its correspondent bank, United Bankers’ Bank, with a borrowing capacity of $5,000,000. There were no outstanding borrowings under this line at December 31, 2025.

Contractual maturities of all outstanding borrowings at December 31, 2025 were as follows:

Year	Outstanding Amount	Weighted Average Rate
2026	$4,400,000	4.10%
2027	2,150,000	3.99%
2028	3,200,000	4.38%
2029	850,000	4.04%
Total	$10,600,000	4.16%

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

Asset liability management

The following chart provides the Bank’s estimated net portfolio value at various interest rate shock scenarios as measured by Economic Value of Equity (EVE) and Net Interest Income (NII). The Bank’s starting flat rate EVE of 17.47% is adequate. The Bank is liability sensitive from an EVE perspective as the Bank’s EVE ratio declines in rising rate scenarios and increases as rates decline. The Bank’s NII results display decline in NII as rates fall and an increase in NII in rising rates scenarios.

Figure– EVE Results as of September 30, 2025

Economic Value of Equity Risk

The Economic Value of Equity is a function of the duration difference between the asset and liabilities. The risk in this case is that rates will RISE and cause the bank’s equity value to fall. The rate of change for the equity value is -3% for a 100bp of immediate rate RISE. This change should be compared to the bank’s rate risk policy for acceptability. The severity of the potential loss is measured by the Equity Risk Cushion which tells that the bank is in a position to absorb a loss and maintain minimum equity ratio.

	Fair Values
	-400bp	-100bp	Flat	+100bp	+400bp
Asset Value	122,922	113,487	110,844	108,303	101,175
Liability Value	100,062	93,493	91,484	89,503	84,019
Economic Value of Equity	22,860	19,994	19,360	18,800	17,156
EVE Ratio	18.60%	17.62%	17.47%	17.36%	16.96%
EVE Percent Change	18.08%	3.27%		-2.89%	-11.38%
Minimum Equity (7%)	8,605	7,944		7,581	7,082
Equity Cushion	14,255	12,050		11,219	10,074

Fair Values
Rate Shocks	-400bp	-300bp	-200bp	-100bp	Current	+100bp	+200bp	+300bp	+400bp
FFS & Other	5,402	5,402	5,402	5,402	5,402	5,402	5,402	5,402	5,402
Loans *	106,439	102,486	99,776	97,132	94,556	92,099	89,768	87,607	85,579
Loan Loss Reserve	(420)	(420)	(420)	(420)	(420)	(420)	(420)	(420)	(420)
Securities (Fair Value)	5,776	5,760	5,704	5,648	5,581	5,497	5,324	5,107	4,889
Non-Earning Assets	5,725	5,725	5,725	5,725	5,725	5,725	5,725	5,725	5,725
Assets (EV)	122,922	118,953	116,187	113,487	110,844	108,303	105,799	103,421	101,175

Non-Int Bearing Chkg	3,498	3,437	3,331	3,229	3,141	3,066	2,982	2,900	2,822
Int Bearing Chkg	6,968	6,826	6,584	6,354	6,187	6,065	5,892	5,725	5,565
MMDA	8,671	8,570	8,352	8,143	7,944	7,696	7,458	7,230	7,012
Savings	16,510	15,361	14,292	13,335	12,474	11,617	10,843	10,144	9,509
CDs	52,214	51,836	51,279	50,739	50,216	49,708	49,215	48,736	48,271
FFP and Repos	0	0	0	0	0	0	0	0	0
Other Borrowings	11,281	11,110	10,940	10,770	10,600	10,430	10,260	10,090	9,919
Non - Paying Liabs	921	921	921	921	921	921	921	921	921
Liabilities (EV)	100,062	98,061	95,700	93,493	91,484	89,503	87,570	85,745	84,019

EV Equity	22,860	20,892	20,488	19,994	19,360	18,800	18,229	17,676	17,156
EVE Risk (% Change)	18.08%	7.91%	5.82%	3.27%	0.00%	(2.89)%	(5.84)%	(8.70)%	(11.38)%

Source: Community Savings Bank – September 2025 Risk GPS

Conversion Valuation Appraisal Report

Figure– NII Sensitivity Results as of September 30, 2025

Rate Change Immediate	-400bp	-300bp	-200bp	-100bp	Current	+100bp	+200bp	+300bp	+400bp
Int. Income
FFS, Repos & Bank CD	8	62	116	170	224	278	332	386	440
Loans *	4,995	5,175	5,478	5,765	6,038	6,306	6,571	6,837	7,104
Securities (Tax Eqv.)	213	215	217	219	220	222	223	225	226
Total Interest Income	5,217	5,452	5,811	6,153	6,482	6,806	7,126	7,448	7,770

Int. Expense
Interest Bearing Checking	29	31	33	35	37	38	40	41	43
MMDA	11	30	49	68	87	87	87	87	87
Savings	108	120	133	145	158	158	158	158	158
CDs	1,429	1,451	1,721	2,001	2,281	2,399	2,516	2,634	2,752
Fed Funds & Borrowings	387	399	411	423	435	447	459	471	483
Total Costs of Funds	1,964	2,031	2,346	2,672	2,998	3,129	3,260	3,391	3,522

Net Interest Income	3,253	3,421	3,464	3,481	3,485	3,677	3,867	4,057	4,248
Actual Dollar Risk	(232)	(64)	(20)	(3)		192	382	573	764
Percent of Risk	(6.65)%	(1.84)%	(0.58)%	(0.10)%		5.52%	10.95%	16.43%	21.91%
Percent of Avg. Assets	(0.20)%	(0.06)%	(0.02)%	0%		0.17%	0.33%	0.50%	0.66%

* Yield Adjusted for PPP based on user input in Loan Assumptions.

Source: Community Savings Bank – September 2025 Risk GPS

Capital

The Bank opted into the CBLR framework beginning with the Call Report filed as of March 31, 2020, and will no longer be subject to other capital and leverage requirements. A CBLR bank meeting qualifying criteria is deemed to have met the “well capitalized” ratio requirements and be in compliance with the generally applicable capital rule. The Bank’s CBLR as of December 31, 2025 and 2024 was 14.34% and 16.49%, respectively. In accordance with regulatory capital rules applicable to community banking organizations, accumulated other comprehensive income is excluded from regulatory capital.

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

income and expense trends

The Bank’s net interest income increased from $2.8 million as of December 31, 2024 to $3.5 million as of December 31, 2025. Total noninterest expense decreased from $3.8 million as of December 31, 2024 to $3.1 million as of December 31, 2025. The Bank’s net income as of December 31, 2025 was $439.0 thousand.

Figure– Income Statement

Community Savings Bank
Statements of Operations
December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024
Interest income
Loans, including fees	$5,373,683	$4,234,975
Investment securities	190,255	176,791
Interest-bearing deposits and other	236,283	260,015
Total interest income	$5,800,221	$4,671,781

Interest expense
Deposits	$1,957,560	$1,717,566
Borrowings	359,454	172,258
Total interest expense	$2,317,014	$1,889,824

Net interest income	$3,483,207	$2,781,957
Provision for credit losses	69,583	-
Net interest income after provision	$3,413,624	$2,781,957

Noninterest income
Service fees on deposits	$27,125	$26,865
Loan servicing fees	51,533	55,802
Increase in cash surrender value of BOLI	68,448	67,790
Other income	20,811	29,143
Total noninterest income	$167,917	$179,600

Noninterest expense
Salaries and employee benefits	$1,891,003	$1,847,472
Directors fees	166,410	154,410
Occupancy and equipment	130,033	133,657
Data processing fees	336,481	352,301
Franchise taxes	103,603	98,920
FDIC insurance premiums	45,012	38,384
Professional services	79,145	63,549
Advertising	17,954	17,900
Other	343,157	1,056,563
Total noninterest expense	$3,112,798	$3,763,156

Income (loss) before income taxes	$468,743	$(801,599)
Provision (benefit) for income taxes	29,706	(432,950)
Net income (loss)	$439,037	$(368,649)

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

Legal proceedings

As of 12/31/2025, the Bank is not a party to any material legal proceedings and is not aware of any pending or threatened litigation that would have a material adverse effect on its financial position or results of operations.

subsidiaries

The Bank does not have any subsidiaries. Upon completion of the conversion and stock offering, Community Savings Bank will become the sole and wholly owned subsidiary of CSB Financial Inc.

Conversion Valuation Appraisal Report

2. Market Area Analysis

The following tables provide deposit and demographic data for the counties in which the Bank has branches.

Figure– Deposit Market Share

Market Share Data*
				2025			2024
Institution (ST)	Type	2025 Rank	2024 Rank	Number of Branches	Total Deposits In Market ($000)	Total Market Share (%)	Total Deposits In Market ($000)	Total Market Share (%)
Clermont, OH
Fifth Third Bancorp (OH)	Bank	1	1	6	1,123,607	23.73	1,025,902	22.36
Bank of America Corporation (NC)	Bank	2	2	1	598,023	12.63	734,035	16.00
JPMorgan Chase & Co. (NY)	Bank	3	4	5	515,404	10.89	465,221	10.14
The PNC Finl Svcs Grp (PA)	Bank	4	3	3	509,706	10.77	492,465	10.73
U.S. Bancorp (MN)	Bank	5	5	3	373,914	7.90	348,183	7.59
New Richmond Bancorp. (OH)	Bank HC	6	7	5	291,645	6.16	244,372	5.33
Huntington Bancshares Inc. (OH)	Bank	7	6	3	283,513	5.99	290,445	6.33
Park National Corp. (OH)	Bank	8	8	2	207,636	4.39	200,194	4.36
First Commonwealth Financial (PA)	Bank	9	9	1	176,993	3.74	173,700	3.79
Peoples Bancorp Inc. (OH)	Bank	10	10	3	162,997	3.44	148,151	3.23
Community SB (OH)	Comm’l Bank	15	16	1	52,999	1.12	43,826	0.95
Total For Institutions In Market				43	4,734,608		4,589,127
Highland, OH
National Consumer Coop Bk (VA)	Bank HC	1	1	1	3,471,164	78.82	2,997,947	77.90
Merchants Bancorp Inc. (OH)	Bank HC	2	2	5	446,736	10.14	402,610	10.46
Fifth Third Bancorp (OH)	Bank	3	3	1	197,284	4.48	192,913	5.01
Southern Hills Community Bank (OH)	Thrift	4	4	4	105,136	2.39	90,314	2.35
First State Bancorp Inc. (OH)	Bank HC	5	5	1	64,574	1.47	50,835	1.32
U.S. Bancorp (MN)	Bank	6	6	1	33,325	0.76	35,124	0.91
Peoples Bancorp Inc. (OH)	Bank	7	7	1	32,834	0.75	32,484	0.84
Community SB (OH)	Comm’l Bank	8	8	1	31,155	0.71	28,930	0.75
Wilmington Savings Bank (OH)	Comm’l Bank	9	9	1	21,550	0.49	17,177	0.45
Total For Institutions In Market				16	4,403,758		3,848,334

*The market share data displayed is for Community Savings Bank

Note: Market Share is for U.S. Territories only and non-retail branches are not included.

Source: S&P Global

Figure– County Demographics

					Percent of	presentt of	2026	2020-2026	2026-2031	2026	2026-2031
County	Market Rank	Number of Branches	Deposits In Market ($000)	Deposit Market Share (%)	State Franchise (%)	National Franchise (%)	Total Population (Actual)	Population Change (%)	Projected Population Change (%)	Median Household Income ($)	Projected HH Income Change (%)
Ohio (OH)
Clermont	15	1	52,999	1.12	62.98	62.98	215,571	3.34	2.29	86,242	7.98
Highland	8	1	31,155	0.71	37.02	37.02	43,838	1.20	0.79	71,377	10.52
OH Totals		2	84,154		100.00	100.00	259,409
Weighted Average: Ohio Franchise								2.55	1.73	80,739	8.92
Aggregate: Entire State of Ohio							11,898,145	0.84	0.63	75,586	12.06
Aggregate: National							342,965,686	3.47	2.58	86,867	11.30

Source: S&P Global

Conversion Valuation Appraisal Report

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded, fully converted thrifts. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly traded or closely held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or merger of equals.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally based institutions with comparable resources, strategies and financial characteristics. There are approximately 31 publicly traded savings institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since the Company will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly traded thrifts, we selected institutions with characteristics similar to those of the Bank. In the selection process, we applied the following “screen” to the universe of all public companies that were eligible for consideration:

Next in the screening process, FinPro selected all fully converted thrifts located in the Mid-West, Mid-Atlantic, New England and West Regions. This resulted in 27 organizations.

FinPro excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full historical benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward, respectively. As such, three institutions were excluded that converted after January 1, 2023.

Conversion Valuation Appraisal Report

Of the remaining 24, FinPro then eliminated 14 of the institutions with assets excess of $2.2 billion as these entities do not have comparable financial and managerial resources and branch networks.

FinPro eliminated one institution that was in the process of being bought in an M&A transaction.

This results in a total of 10 for the Comparable Group. FinPro reviewed the recent performance and news releases of these companies and determined that all were acceptable for the Comparable Group.

Figure– Comparable Group

Corporate

Company Name	Ticker	Exchange	Date Established	IPO Date	Number of Offices	City	State	FTE's
Broadway Financial Corporation (NASDAQCM:BYFC)	BYFC	NASDAQCM	11/24/1998	1/8/1996	4	Los Angeles	CA	NA
BV Financial, Inc. (NASDAQCM:BVFL)	BVFL	NASDAQCM	9/1/1873	1/12/2005	12	Baltimore	MD	105
Finward Bancorp (NASDAQCM:FNWD)	FNWD	NASDAQCM	1/1/1910	1/0/1900	26	Munster	IN	302
First Northwest Bancorp (NASDAQGM:FNWB)	FNWB	NASDAQGM	1/0/1900	1/29/2015	15	Port Angeles	WA	240
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	FSEA	NASDAQCM	1/1/1890	7/16/2019	5	Dover	NH	73
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	NECB	NASDAQCM	1/0/1900	7/5/2006	12	White Plains	NY	143
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	NSTS	NASDAQCM	1/1/1921	1/18/2022	3	Waukegan	IL	49
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	PROV	NASDAQGS	3/26/1956	6/27/1996	14	Riverside	CA	164
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	RVSB	NASDAQGS	1/1/1923	10/26/1993	17	Vancouver	WA	243
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	TSBK	NASDAQGM	1/1/1915	1/12/1998	24	Hoquiam	WA	268

25% Percentile:					7
Median:					13
75% Percentile:					17

Community Savings Bank			4/6/1889		2	Bethel	OH	17

Source: S&P Global

Conversion Valuation Appraisal Report

List below provides a list of the institutions that were eliminated and included by the Comparable screens.

Figure– List of all Publicly-traded Savings Institutions

Entity Name	Industry Classification	Exchange	Ownership Structure	Merger Target?	U.S. Region	IPO Date	Total Assets (Most Recent Reported)	Reason Eliminated
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	Savings Institutions	NASDAQCM	Stock Corporation	No	SE	4/27/2017	881,697	Out of Region
Axos Financial, Inc. (NYSE:AX)	Savings Institutions	NYSE	Stock Corporation	No	WE	3/14/2005	28,201,406	Outside Asset Range
Broadway Financial Corporation (NASDAQCM:BYFC)	Savings Institutions	NASDAQCM	Stock Corporation	No	WE	1/8/1996	1,335,565	In Comparable Group
BV Financial, Inc. (NASDAQCM:BVFL)	Savings Institutions	NASDAQCM	Stock Corporation	No	MA	1/12/2005	912,213	In Comparable Group
Capitol Federal Financial, Inc. (NASDAQGS:CFFN)	Savings Institutions	NASDAQGS	Stock Corporation	No	MW	3/31/1999	9,778,400	Outside Asset Range
Catalyst Bancorp, Inc. (NASDAQCM:CLST)	Savings Institutions	NASDAQCM	Stock Corporation	No	SW	10/12/2021	282,927	Out of Region
Central Plains Bancshares, Inc. (NASDAQCM:CPBI)	Savings Institutions	NASDAQCM	Stock Corporation	No	MW	10/19/2023	535,738	Recently Converted
FB Bancorp, Inc. (NASDAQCM:FBLA)	Savings Institutions	NASDAQCM	Stock Corporation	No	SW	10/22/2024	1,264,141	Out of Region
Fifth District Bancorp, Inc. (NASDAQCM:FDSB)	Savings Institutions	NASDAQCM	Stock Corporation	No	SW	7/31/2024	539,500	Recently Converted
Finward Bancorp (NASDAQCM:FNWD)	Savings Institutions	NASDAQCM	Stock Corporation	No	MW		2,021,181	In Comparable Group
First Northwest Bancorp (NASDAQGM:FNWB)	Savings Institutions	NASDAQGM	Stock Corporation	No	WE	1/29/2015	2,107,895	In Comparable Group
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	Savings Institutions	NASDAQCM	Stock Corporation	No	NE	7/16/2019	609,627	In Comparable Group
Flagstar Bank, National Association (NYSE:FLG)	Savings Institutions	NYSE	Stock Corporation	No	MA	11/23/1993	87,512,000	Outside Asset Range
FS Bancorp, Inc. (NASDAQCM:FSBW)	Savings Institutions	NASDAQCM	Stock Corporation	No	WE	7/9/2012	3,196,847	Outside Asset Range
Hingham Institution for Savings (NASDAQGM:HIFS)	Savings Institutions	NASDAQGM	Stock Corporation	No	NE	12/13/1988	4,542,654	Outside Asset Range
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	Savings Institutions	NASDAQCM	Stock Corporation	No	SW	1/18/2005	621,449	Out of Region
Hoyne Bancorp, Inc. (NASDAQCM:HYNE)	Savings Institutions	NASDAQCM	Stock Corporation	No	MW	12/3/2025	454,754	Recently Converted
Kearny Financial Corp. (NASDAQGS:KRNY)	Savings Institutions	NASDAQGS	Stock Corporation	No	MA	2/23/2005	7,620,878	Outside Asset Range
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	Savings Institutions	NASDAQCM	Stock Corporation	No	MA	7/5/2006	2,063,508	In Comparable Group
Northwest Bancshares, Inc. (NASDAQGS:NWBI)	Savings Institutions	NASDAQGS	Stock Corporation	No	MW	11/4/1994	16,766,617	Outside Asset Range
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	Savings Institutions	NASDAQCM	Stock Corporation	No	MW	1/18/2022	269,842	In Comparable Group
OP Bancorp (NASDAQGM:OPBK)	Savings Institutions	NASDAQGM	Stock Corporation	No	WE	3/27/2018	2,650,226	Outside Asset Range
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	Savings Institutions	NASDAQGM	Stock Corporation	No	MA	9/29/2017	3,223,970	Outside Asset Range
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	Savings Institutions	NASDAQGS	Stock Corporation	No	WE	6/27/1996	1,227,892	In Comparable Group
Provident Financial Services, Inc. (NYSE:PFS)	Savings Institutions	NYSE	Stock Corporation	No	MA	1/15/2003	24,980,710	Outside Asset Range
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	Savings Institutions	NASDAQGS	Stock Corporation	No	WE	10/26/1993	1,512,311	In Comparable Group
Southern Missouri Bancorp, Inc. (NASDAQGM:SMBC)	Savings Institutions	NASDAQGM	Stock Corporation	No	MW	4/13/1994	5,094,387	Outside Asset Range
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	Savings Institutions	NASDAQGM	Stock Corporation	No	WE	1/12/1998	2,006,127	In Comparable Group
TrustCo Bank Corp NY (NASDAQGS:TRST)	Savings Institutions	NASDAQGS	Stock Corporation	No	MA		6,440,700	Outside Asset Range
Western New England Bancorp, Inc. (NASDAQGS:WNEB)	Savings Institutions	NASDAQGS	Stock Corporation	No	NE	12/27/2001	2,736,480	Outside Asset Range
WSFS Financial Corporation (NASDAQGS:WSFS)	Savings Institutions	NASDAQGS	Stock Corporation	No	MA	11/26/1986	21,314,076	Outside Asset Range

Source: S&P Global

Conversion Valuation Appraisal Report

Overview of the Comparables

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1.	Asset Size: The Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $269.8 million to $2.1 billion in total assets with a median of $1.4 billion. The Bank’s asset size was $110.2 million as of December 31, 2025. On a pro forma basis, the Bank’s assets are projected to grow to approximately $118.3 million at the midpoint of the estimated value range.

2.	Profitability: The Comparable Group had a median ROAA of 0.36% and a median ROAE of 4.04% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of (1.88)% to a high of 2.21%, while the ROAE measure ranged from a low of (8.58)% to a high of 13.12%. The Bank had a ROAA of 0.38% and a ROAE of 2.58% for the twelve months ended December 31, 2025.

3.	Capital Level: The Comparable Group had a median equity to assets ratio of 12.12% with a high of 29.25% and a low of 7.46%. On December 31, 2025, the Bank had an equity to assets ratio of 14.33%. Both the Bank and the Peer Group's equity ratios reflected surpluses with respect to the regulatory capital requirements.

4.	Balance Sheet Mix: As of December 31, 2025, the Bank had a gross loans held for investment to asset ratio of 84.38%. The median loan to asset ratio for the Comparables was 75.13%, ranging from a low of 49.73% to a high of 90.15%. On the liability side, the Bank’s deposit to asset ratio was 74.55% at December 31, 2025 while the Comparable median was 77.11%, ranging from 63.58% to 85.44%. The Bank’s debt and borrowings to asset ratio of 9.62% is above the Comparable median of 4.17%.

5.	Operating Strategy: An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investors’ general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6.	Date of Conversion: Recent conversions or second steps, those completed on or after January 1, 2023, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report

Based on the above analysis, FinPro concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

Conversion Valuation Appraisal Report

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Company, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively weighed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report

Financial Condition

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

Figure– Key Balance Sheet Data

	Balance Sheet Composition & Liquidity
	Total Assets	Gross Loans HFI/ Total Assets	Deposits/ Assets	Gross Loans HFI/ Deposits	Debt and Borrowings/ Assets	Nonint. Bearing Deposits/ Total Deposits	Cash/ Deposits
Company Name	($000s)	(%)	(%)	(%)	(%)	(%)	(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	1,335,565	76.63	63.58	120.52	16.01	11.13	2.32
BV Financial, Inc. (NASDAQCM:BVFL)	912,213	82.76	74.12	111.66	3.84	20.46	8.24
Finward Bancorp (NASDAQCM:FNWD)	2,021,181	71.76	85.44	83.98	4.19	15.49	6.93
First Northwest Bancorp (NASDAQGM:FNWB)	2,107,895	77.28	75.86	101.87	15.40	15.37	5.32
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	609,627	71.12	78.74	90.32	9.62	14.49	4.08
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2,063,508	90.15	78.36	115.06	3.65	16.82	5.03
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	269,842	49.73	68.95	72.12	-	14.61	19.01
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	1,227,892	84.97	71.05	119.58	17.55	8.63	6.23
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	1,512,311	71.76	81.57	87.97	4.14	23.61	2.32
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	2,006,127	73.62	84.96	86.65	1.15	23.72	14.86

25% Percentile:	991,133	71.76	71.82	86.98	3.69	14.52	4.31
Median:	1,423,938	75.13	77.11	96.09	4.17	15.43	5.78
75% Percentile:	2,017,418	81.39	80.86	114.21	13.95	19.55	7.91

Community Savings Bank	110,202	84.38	74.55	113.19	9.62	6.23	7.82
Adjustment Factor:	-	+	-	-	-	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

Asset Size – The Bank, at $110.2 million, is much smaller than the comparable group median. The Comparable Group median is larger than the assets of the Bank, with median assets of $1.4 billion. At the pro forma midpoint of the offering range, the Bank is expected to have assets of approximately $118.2 million, still significantly below the peers.

Asset Composition – The Bank’s gross loans held for investment to assets ratio of 84.38% is above the Comparable Group median of 75.13%. The Bank has a higher level of borrowings and lower level of noninterest bearing deposits to total deposits compared to the Comparable Group.

Conversion Valuation Appraisal Report

Funding Mix – The Bank’s deposits to asset ratio of 74.55% is below the Comparable Group median of 77.11%. Gross loans to deposit ratio of the Bank is below the comparable group. The Bank utilizes a higher level of borrowings and debt compared to the Comparable Group. The Bank has a debt and borrowings to asset ratio of 9.62%. The Comparable Group median has a debt and borrowings to asset ratio of 4.17%. Lastly, the Bank has a significantly lower amount of non-interest-bearing deposits as a percentage of total deposits as compared to the comparable group.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated and discussed previously. The Bank’s appears to be within regulatory guidance and shows strong EVE ratios in all modeled scenarios. No similar data is available for the Comparable Group.

Figure– Capital Data

	Capitalization
	Equity/ Assets	Tangible Equity/ Tangible Assets	Tangible Common Equity/ Tangible Assets	Tier 1 Leverage Ratio	Tier 1 Risk Based Ratio		Risk Based Capital Ratio
Company Name	(%)	(%)	(%)	(%)	(%)		(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	19.61	19.52	8.26	14.12	NA		NA
BV Financial, Inc. (NASDAQCM:BVFL)	20.15	18.81	18.81	16.44	21.13		22.06
Finward Bancorp (NASDAQCM:FNWD)	8.64	7.51	7.51	8.93	11.86		13.09
First Northwest Bancorp (NASDAQGM:FNWB)	7.46	7.41	7.41	9.51	12.49		13.55
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	10.36	10.33	10.33	8.41	14.56		15.60
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	17.04	17.04	17.04	16.39	15.36		15.62
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	29.25	29.25	29.25	24.32	NA		NA
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	10.38	9.65	9.65	9.79	18.67		19.56
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	10.86	9.23	9.23	11.24	15.09		16.35
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	13.38	12.71	12.71	12.67	19.86		21.12

25% Percentile:	10.37	9.33	8.50	9.58	14.04		15.09
Median:	12.12	11.52	9.99	11.96	15.23		15.99
75% Percentile:	18.97	18.37	15.96	15.82	18.97		19.95

Community Savings Bank	14.33	14.33	14.33	14.34

Adjustment Factor:	+	+	+	+		=		=
Collective Adjustment:	Modest Upward

Source: S&P Global, Offering Circular and FinPro Computations

Conversion Valuation Appraisal Report

Capitalization - The Comparable Group’s median equity to assets ratio of 12.12% is below the Bank’s ratio of 14.33%. The Bank has room to leverage the existing balance sheet to a higher level when compared to the comparable group. In summary, FinPro concluded that capital strength was a modest upward factor in our adjustment for financial condition.

Asset Quality - The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Loan Loss Reserves (“LLR”, “ACL” or “ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

Figure– Asset Quality Data

	Asset Quality
	Adjusted Texas Ratio	NPA & Loans 90+ PD/ Tangible Equity + LLR	Texas Ratio	Nonaccrual Loans/ Loans	NPLs/ Loans	NPAs/ Assets	NPA ex. Performing TDRs/ Total Assets	LLR/ Gross Loans	NCOs/ Avg Loans
Company Name	(%)(1,2)	(%)	(%)(2)	(%)	(%)	(%)	(%)	(%)	(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	1.70	1.71	1.71	1.32	1.32	0.25	0.25	1.01	0.12
BV Financial, Inc. (NASDAQCM:BVFL)	2.02	2.13	1.42	0.30	0.45	0.37	0.25	0.85	(0.01)
Finward Bancorp (NASDAQCM:FNWD)	8.60	8.39	7.16	0.82	0.83	0.69	0.59	1.21	0.14
First Northwest Bancorp (NASDAQGM:FNWB)	13.41	14.61	12.29	1.39	1.67	1.37	1.15	1.04	0.98
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	0.72	0.29	0.95	0.04	0.04	0.03	0.03	0.81	-
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	-	-	-	-	-	-	-	0.25	(0.01)
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	0.46	0.46	0.46	0.21	0.21	0.11	0.11	0.92	(0.07)
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	1.53	0.81	0.81	0.10	0.10	0.08	0.08	0.54	-
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	4.37	0.74	0.65	0.10	0.10	0.07	0.07	1.41	-
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	1.67	1.67	1.67	0.29	0.29	0.23	0.23	1.22	0.02

25% Percentile:	0.92	0.53	0.69	0.10	0.10	0.08	0.08	0.82	(0.01)
Median:	1.69	1.24	1.19	0.25	0.25	0.17	0.17	0.97	-
75% Percentile:	3.78	2.03	1.70	0.69	0.74	0.34	0.25	1.17	0.10

Community Savings Bank	0.64	0.64	0.64	0.11	0.11	0.09	0.09	0.47	(0.01)

Adjustment Factor:	+	+	+	+	+	+	+	-	=
Collective Adjustment:	Modest Upward

Data is: LTM (Last 12 Months)

(1) Note: NPLs and NPAs include TDRs unless otherwise stated and Adjusted = Adjusted for FDIC Loss Share coverage

(2) Texas Ratio is defined as NPA ex. Performing TDRs / Tangible Equity + LLR; Adjusted Texas Ratio includes Performing TDRs into calculation

Source: S&P Global, Offering Circular and FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans is low at 0.11%, and is below the Comparable Group median at 0.25%. The Bank had a nonperforming asset to assets ratio of 0.09%, which is below the Comparable median of 0.17%. The Bank’s Texas ratio of 0.64% is below the Comparable Groups median of 1.69%.

The Bank has pristine asset quality metrics while the comparable group, has modestly higher levels of nonaccrual loans, nonperforming loans, and nonperforming assets. Taken collectively, FinPro determined that a modest upward adjustment was warranted for this factor.

Conversion Valuation Appraisal Report

Balance Sheet Growth

The Bank’s asset, loan, and deposits have grown faster than the Comparable Group.

Figure– Growth Rate Data

	Growth Rates
	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Company Name	(%)	(%)	(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	0.64	1.77	20.67
BV Financial, Inc. (NASDAQCM:BVFL)	(0.12)	2.28	0.43
Finward Bancorp (NASDAQCM:FNWD)	(1.10)	(2.28)	(0.02)
First Northwest Bancorp (NASDAQGM:FNWB)	(6.27)	(6.14)	(2.96)
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	1.26	(0.74)	6.75
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	3.33	3.32	(3.15)
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	(4.35)	1.09	(5.32)
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	(2.11)	(0.70)	1.44
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	(2.48)	0.87	(0.22)
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	4.64	3.04	4.17

25% Percentile:	(2.39)	(0.73)	(2.28)
Median:	(0.61)	0.98	0.21
75% Percentile:	1.11	2.15	3.49

Community Savings Bank	18.72	20.79	13.45

Adjustment Factor:	+	+	+
Collective Adjustment:	Modest Upward

Data is: LTM (Last 12 Months)

Source: S&P Global, Offering Circular and FinPro Computations

Growth Rate - The Bank’s asset growth rate is above that of the peer group, 18.72% for the Bank, compared to (0.61)% for the Comparable Group. However, given the size of the Bank, the growth metrics are expected to be stronger. Taken collectively, a modest upward adjustment is warranted.

Conversion Valuation Appraisal Report

Earnings Quality, Predictability and Growth

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report

Net income has trended upwards over the last year from December 31, 2024 to December 31, 2025. The increase is predominately attributable to higher net interest income combined with lower noninterest expense. As of December 31, 2024 the Bank had Net Income of ($368.6) thousand while as of December 31, 2025, the Bank had Net Income of $439.0 thousand. The Bank’s net loss in 2024 was primarily due to one-time core data conversion costs.

Figure– Income Statement Data

Community Savings Bank
Statements of Operations
December 31, 2025 and 2024

	Year Ended December 31, 2025	Year Ended December 31, 2024
Interest income
Loans, including fees	$5,373,683	$4,234,975
Investment securities	190,255	176,791
Interest-bearing deposits and other	236,283	260,015
Total interest income	$5,800,221	$4,671,781

Interest expense
Deposits	$1,957,560	$1,717,566
Borrowings	359,454	172,258
Total interest expense	$2,317,014	$1,889,824

Net interest income	$3,483,207	$2,781,957
Provision for (recovery of) credit losses	69,583	-
Net interest income after provision	$3,413,624	$2,781,957

Noninterest income
Service fees on deposits	$27,125	$26,865
Loan servicing fees	51,533	55,802
Increase in cash surrender value of BOLI	68,448	67,790
Other income	20,811	29,143
Total noninterest income	$167,917	$179,600

Noninterest expense
Salaries and employee benefits	$1,891,003	$1,847,472
Directors fees	166,410	154,410
Occupancy and equipment	130,033	133,657
Data processing fees	336,481	352,301
Franchise taxes	103,603	98,920
FDIC insurance premiums	45,012	38,384
Professional services	79,145	63,549
Advertising	17,954	17,900
Other	343,157	1,056,563
Total noninterest expense	$3,112,798	$3,763,156

(Loss) income before income taxes	$468,743	$(801,599)
Benefit for income taxes	29,706	(432,950)
Net (loss) income	$439,037	$(368,649)

Source: Audited Financial Statements

Conversion Valuation Appraisal Report

The Bank’s ROAA and ROAE over the cumulative last twelve months are below the Comparable Group median. The Bank’s net interest margin is above the Comparable Group median. The Bank’s margin is improved as a result of the strong asset and loan growth levels. The Bank’s cost of funds is above the comparable group median.

The Bank’s efficiency ratio of 84.86% is above the Comparable median of 83.95%.

Figure– Income Statement Data

	Overall Profitability		Components of Profitability
	ROAA	ROAE	Yield on Earning Assets	Cost of Funds	Net Interest Margin (FTE)	Noninterest Income/ Avg Assets	Noninterest Expense/ Avg Assets	Efficiency Ratio (FTE)
Company Name	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	(1.88)	(8.58)	4.89	2.61	2.64	0.13	4.32	85.52
BV Financial, Inc. (NASDAQCM:BVFL)	1.48	7.01	5.86	1.69	4.46	0.30	2.54	56.02
Finward Bancorp (NASDAQCM:FNWD)	0.39	5.10	4.99	1.68	2.76	0.55	2.71	83.95
First Northwest Bancorp (NASDAQGM:FNWB)	(0.20)	(2.74)	5.38	2.47	2.83	0.42	2.83	90.08
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	(0.36)	(3.50)	4.57	2.44	2.22	0.26	2.79	111.89
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2.21	13.12	8.04	3.21	5.23	0.18	2.01	38.77
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	(0.21)	(0.73)	4.26	1.73	2.76	0.80	3.24	92.94
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	0.54	5.08	4.70	1.89	2.98	0.28	2.45	76.40
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	0.32	2.99	4.33	1.53	2.83	0.94	3.06	85.22
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	1.55	11.89	5.51	1.88	3.76	0.64	2.32	54.34

25% Percentile:	(0.20)	(2.24)	4.60	1.70	2.76	0.27	2.47	61.12
Median:	0.36	4.04	4.94	1.89	2.83	0.36	2.75	84.59
75% Percentile:	1.24	6.53	5.48	2.46	3.57	0.62	3.00	88.94

Community Savings Bank	0.38	2.58	5.74	2.70	3.47	0.16	2.97	84.86

Adjustment Factor:	=	-	+	-	+	-	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Call Reports and FinPro Computations

The Bank is less profitable than the Comparables on an ROAE basis. The Bank’s noninterest income is below the comparable group median while noninterest expense levels are above the comparable group median. Taken collectively, a downward adjusted is warranted for this factor.

Conversion Valuation Appraisal Report

Market area

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic, and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic for the market areas serviced by the Bank, to the demographics of the Comparable Group members.

Figure– Market Demographics For Comparables

Company	Community Savings Bank	Broadway Financial Corporation (NASDAQCM: BYFC)	BV Financial, Inc. (NASDAQCM: BVFL)	Finward Bancorp (NASDAQCM: FNWD)	First Northwest Bancorp (NASDAQGM: FNWB)	First Seacoast Bancorp, Inc. (NASDAQCM: FSEA)	Northeast Community Bancorp, Inc. (NASDAQCM: NECB)	NSTS Bancorp, Inc. (NASDAQCM: NSTS)	Provident Financial Holdings, Inc. (NASDAQGS: PROV)	Riverview Bancorp, Inc. (NASDAQGS: RVSB)	Timberland Bancorp, Inc. (NASDAQGM: TSBK)	Comparable Group Median
	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026	Current 2026
Population
Population (actual)	2,781	NA	24,628	46,584	54,794	24,382	42,227	4,954	54,525	70,707	105,347	44,406
Aggregate Change: CAGR (%)	0.42	NA	0.20	0.10	0.33	0.49	0.06	0.16	0.78	0.90	0.60	0.27
Market Weighted Change: CAGR (%)	0.34	NA	0.13	0.02	0.28	0.49	0.24	0.15	0.78	0.77	0.57	0.26
National Change: CAGR (%)	0.51	NA	0.57	0.57	0.57	0.57	0.57	0.57	0.57	0.57	0.57	0.57

Age brackets (actual)
Population 0-14 (actual)	463	NA	4,164	8,258	6,967	3,385	8,192	861	10,137	11,666	17,650	7,580
Population 15-34 (actual)	668	NA	5,792	11,735	11,001	7,197	10,960	1,312	14,987	17,490	25,424	10,981
Population 35-54 (actual)	683	NA	5,850	11,867	12,095	5,895	10,337	1,252	14,200	18,902	27,157	11,102
Population 55-69 (actual)	509	NA	4,956	8,564	12,251	4,721	7,570	932	9,015	13,092	19,668	8,067
Population 70+ (actual)	458	NA	3,866	6,161	12,480	3,184	5,168	597	6,185	9,558	15,448	5,665

Percent of total (%)
Pop Age 0-14/ Pop (%)	16.65	NA	16.91	17.73	12.71	13.88	19.40	17.38	18.59	16.50	16.75	17.14
Pop Age 15-34/ Pop (%)	24.02	NA	23.52	25.19	20.08	29.52	25.95	26.48	27.49	24.74	24.13	25.53
Pop Age 35-54/ Pop (%)	24.56	NA	23.75	25.47	22.07	24.18	24.48	25.27	26.04	26.73	25.78	24.88
Pop Age 55-69/ Pop (%)	18.30	NA	20.12	18.38	22.36	19.36	17.93	18.81	16.53	18.52	18.67	18.59
Pop Age 70+/ Pop (%)	16.47	NA	15.70	13.23	22.78	13.06	12.24	12.05	11.34	13.52	14.66	13.14
	0.00	NA	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Households (actual)	1,114	NA	9,950	18,428	23,806	9,722	14,693	1,778	17,211	26,867	40,509	15,952
Aggregate Change: CAGR (%)	0.55	NA	0.22	0.28	0.39	0.72	0.01	0.35	0.82	0.92	0.54	0.37
Market Weighted Change: CAGR (%)	0.46	NA	0.15	0.21	0.36	0.71	0.16	0.35	0.82	0.80	0.52	0.36
National Change: CAGR (%)	0.57	NA	0.64	0.64	0.64	0.64	0.64	0.64	0.64	0.64	0.64	0.64

Income
Per Capita Income ($)	47,078	NA	50,961	45,690	48,329	54,790	61,553	62,146	42,385	52,743	46,869	49,645
National Median Per Capita ($)	54,670	NA	48,879	48,879	48,879	48,879	48,879	48,879	48,879	48,879	48,879	48,879

Median Household Income ($)	87,851	NA	88,988	82,825	79,950	101,018	111,091	118,261	98,976	101,582	93,997	96,487
National Median Household ($)	96,684	NA	86,867	86,867	86,867	86,867	86,867	86,867	86,867	86,867	86,867	86,867

Income brackets (actual)
HH w Income < $25K (actual)	119	NA	1,437	2,697	3,529	1,137	2,387	163	1,920	2,643	5,077	2,154
HH w Income $25K-$49K (actual)	169	NA	1,567	3,034	3,960	1,291	2,081	187	2,368	3,494	5,634	2,225
HH w Income $50K-$99K (actual)	320	NA	2,603	5,299	6,904	2,442	3,401	405	4,404	7,006	11,389	3,903
HH: Annual Income $100K+ (actual)	506	NA	4,343	7,398	9,413	4,851	6,825	1,023	8,519	13,725	18,409	7,112

Percent of total (%)
HH w Income < $25K/ HH (%)	10.68	NA	14.44	14.64	14.82	11.70	16.25	9.17	11.16	9.84	12.53	13.48
HH w Income $25K-$49K/ HH (%)	15.17	NA	15.75	16.46	16.63	13.28	14.16	10.52	13.76	13.00	13.91	14.04
HH w Income $50K-$99K/ HH (%)	28.73	NA	26.16	28.76	29.00	25.12	23.15	22.78	25.59	26.08	28.11	26.12
Annual Income $100K+/ HH (%)	45.42	NA	43.65	40.15	39.54	49.90	46.45	57.54	49.50	51.08	45.44	45.95

Source: S&P Global

The Bank’s market demographics of the Bank represent a market that’s population grown faster than the Comparable Group Median. The Bank’s per capita and median household income are both slightly below the Comparable Group’s markets. Based upon these factors, no adjustment is warranted for market area.

Conversion Valuation Appraisal Report

Cash Dividends

Currently, most conversions are not establishing a dividend policy concurrent with the conversion. Historical issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rates of return to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth in the market and tighter liquidity conditions. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Historical tax code changes have made cash dividends more attractive to investors.

Figure– Dividends

	Dividends
	Quarterly Dividends Per Share	LTM Dividends Per Share	LTM Dividend Payout Ratio	Dividend Yield
Company Name	($)	($)	(%)	(%)
Broadway Financial Corporation (NASDAQCM:BYFC)	-	-	NM	-
BV Financial, Inc. (NASDAQCM:BVFL)	0.03	-	NM	-
Finward Bancorp (NASDAQCM:FNWD)	0.12	0.36	19.15	1.30
First Northwest Bancorp (NASDAQGM:FNWB)	-	0.07	NM	-
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	NA	-	NM	NA
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	0.20	1.00	30.77	3.27
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	NA	-	NM	NA
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	0.14	0.56	56.57	3.44
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	0.02	0.08	34.78	1.49
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	0.29	1.09	28.24	2.95

25% Percentile:	0.02	-	28.24	-
Median:	0.08	0.08	30.77	1.39
75% Percentile:	0.16	0.51	34.78	3.03

Community Savings Bank

Adjustment Factor:	-	-	-	-
Collective Adjustment:	Downward

Data is: LTM (Last 12 Months)

Source: S&P Global, Call Reports and FinPro Computations

Conversion Valuation Appraisal Report

Seven of the twelve Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 30.77%. Currently, the Bank does not pay a cash dividend as it is a mutual bank. As such, a downward adjustment is warranted for this factor.

Recent Regulatory Matters

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group.

Community Savings Bank is subject to comprehensive regulation and examination by the FDIC and the Ohio Division of Financial Institutions.

As such, no adjustment for this factor is warranted.

Conversion Valuation Appraisal Report

5. Other Factors

Management

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational structure is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report

Liquidity of the shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on the NASDAQ or NYSE. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $59.3 million to $340.0 million as of February 13, 2026, with a median market capitalization of $107.8 million.

CSB Financial Inc. is a newly formed company and has never issued capital stock. Community Savings Bank, as a mutual institution, is not authorized to issue capital stock.

Overall, we anticipate that the Company’s stock will have a lower level of trading liquidity as the Peer Group companies on average and, therefore, we concluded that a downward was necessary for this factor.

Figure– Market Pricing and Valuation

	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/ Book	Price/ Tangible Book	LTM Dividend Payout Ratio	Dividend Yield	Price/ Assets (%)	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
Broadway Financial Corporation (NASDAQCM:BYFC)	2/13/2026	75.8	NM	NM	67.9	68.8	NM	0.0	5.6	7,259	5,755
BV Financial, Inc. (NASDAQCM:BVFL)	2/13/2026	187.3	13.6	13.5	94.0	102.4	NM	0.0	17.6	17,536	34,445
Finward Bancorp (NASDAQCM:FNWD)	2/13/2026	162.9	20.0	16.8	93.2	107.8	19.1	1.3	7.5	24,928	23,396
First Northwest Bancorp (NASDAQGM:FNWB)	2/13/2026	90.3	NM	NM	61.6	62.1	NM	0.0	4.2	38,535	27,122
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	2/13/2026	59.3	NM	NM	101.2	101.5	NM	NA	8.9	3,999	6,401
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2/13/2026	340.0	7.5	7.5	96.2	96.2	30.8	3.3	15.3	50,958	46,422
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	2/13/2026	59.7	NM	NM	81.0	81.0	NM	NA	22.4	4,237	3,967
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	2/13/2026	103.4	16.4	15.7	81.6	81.6	56.6	3.4	8.3	7,801	6,577
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	2/13/2026	112.3	23.6	24.1	68.4	81.9	34.8	1.5	6.9	49,150	96,516
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	2/13/2026	307.9	10.1	10.4	114.6	121.6	28.2	2.9	14.1	17,240	15,121

25% Percentile:		79.4	11.0	11.1	71.5	81.2	28.2	0.0	7.0	7,395	6,445
Median:		107.8	15.0	14.6	87.4	89.1	30.8	1.4	8.6	17,388	19,259
75% Percentile:		181.2	19.1	16.5	95.7	102.1	34.8	3.0	15.0	35,133	32,614

Community Savings Bank			NA

Adjustment Factor:	-	-		-	-
Collective Adjustment:	Downward			Downward

Market Pricing and Valuation As Of 02/13/26

Source: S&P Global, Call Reports and FinPro Computations

Conversion Valuation Appraisal Report

marketing of the issuance

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHC’s, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Bank and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issue stock.

The Public Market- The value of publicly traded thrift stocks is easily measurable and is tracked by most investment houses and related organizations. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general.

The New Issue Market- In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The Acquisition Market- Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions operating in the region. There have been numerous bank and thrift acquisitions completed over the past number of years. To the extent that acquisition speculation may impact the Company’s stock offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market area and, thus, are subject to the same type of acquisition speculation that may influence the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in the Company’s stock would tend to be less compared to the stocks of the Peer Group companies.

Conversion Valuation Appraisal Report

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the Bank acquisition market for thrift stocks. Overall, current market conditions coupled with the potential change in interest rates impacting the banking industry leads to some future uncertainty. Taking these factors and trends into account, FinPro concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

Conversion Valuation Appraisal Report

Valuation Adjustments

Relative to the Comparables the following adjustments need to be made to the Company’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Downward

Balance Sheet Growth	Upward

Earnings Quality, Predictability and Growth	Downward

Market Area	No Adjustment

Dividends	Downward

Liquidity of the Issue	Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustments should be made to the Company’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Marketing of the Issuance	No Adjustment

Conversion Valuation Appraisal Report

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The three multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented.

Discussion of Weight Given to Valuation Multiples

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all publicly traded thrifts, Mid-west regional thrifts and recent (2020 to date) conversions along with historical standard conversions were assessed. The data for the Comparable Group, all publicly traded thrifts, and historical offerings are shown on the following pages.

Figure–Comparable Group Market Pricing and Valuation

	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/ Book	Price/ Tangible Book	LTM Dividend Payout Ratio	Dividend Yield	Price/ Assets (%)	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
Broadway Financial Corporation (NASDAQCM:BYFC)	2/13/2026	75.8	NM	NM	67.9	68.8	NM	0.0	5.6	7,259	5,755
BV Financial, Inc. (NASDAQCM:BVFL)	2/13/2026	187.3	13.6	13.5	94.0	102.4	NM	0.0	17.6	17,536	34,445
Finward Bancorp (NASDAQCM:FNWD)	2/13/2026	162.9	20.0	16.8	93.2	107.8	19.1	1.3	7.5	24,928	23,396
First Northwest Bancorp (NASDAQGM:FNWB)	2/13/2026	90.3	NM	NM	61.6	62.1	NM	0.0	4.2	38,535	27,122
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	2/13/2026	59.3	NM	NM	101.2	101.5	NM	NA	8.9	3,999	6,401
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2/13/2026	340.0	7.5	7.5	96.2	96.2	30.8	3.3	15.3	50,958	46,422
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	2/13/2026	59.7	NM	NM	81.0	81.0	NM	NA	22.4	4,237	3,967
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	2/13/2026	103.4	16.4	15.7	81.6	81.6	56.6	3.4	8.3	7,801	6,577
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	2/13/2026	112.3	23.6	24.1	68.4	81.9	34.8	1.5	6.9	49,150	96,516
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	2/13/2026	307.9	10.1	10.4	114.6	121.6	28.2	2.9	14.1	17,240	15,121

25% Percentile:		79.4	11.0	11.1	71.5	81.2	28.2	0.0	7.0	7,395	6,445
Median:		107.8	15.0	14.6	87.4	89.1	30.8	1.4	8.6	17,388	19,259
75% Percentile:		181.2	19.1	16.5	95.7	102.1	34.8	3.0	15.0	35,133	32,614

Source: S&P Global and FinPro Computations

Conversion Valuation Appraisal Report

Figure–All Publicly Traded Thrifts Market Pricing and Valuation

	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/ Book	Price/ Tangible Book	LTM Dividend Payout Ratio	Dividend Yield	Price/ Assets (%)	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
Affinity Bancshares, Inc. (NASDAQCM:AFBI)	2/13/2026	126.18	16.0	15.4	99.3	115.7	116.3	NA	14.2	3,367	8,829
Axos Financial, Inc. (NYSE:AX)	2/13/2026	5,513.66	12.3	12.1	188.2	201.7	NM	NA	17.3	358,903	365,233
Broadway Financial Corporation (NASDAQCM:BYFC)	2/13/2026	75.83	NM	NM	67.9	68.8	NM	0.0	5.6	7,259	5,755
BV Financial, Inc. (NASDAQCM:BVFL)	2/13/2026	187.31	13.6	13.5	94.0	102.4	NM	0.0	17.6	17,536	34,445
Capitol Federal Financial, Inc. (NASDAQGS:CFFN)	2/13/2026	972.21	13.6	13.6	95.3	96.1	67.9	4.5	9.0	967,761	831,214
Catalyst Bancorp, Inc. (NASDAQCM:CLST)	2/13/2026	66.61	28.6	31.2	79.8	79.8	NM	NA	22.7	5,426	6,173
Central Plains Bancshares, Inc. (NASDAQCM:CPBI)	2/13/2026	69.29	17.2	17.2	84.8	NA	NM	NA	13.3	3,567	4,629
FB Bancorp, Inc. (NASDAQCM:FBLA)	2/13/2026	246.96	NM	159.2	78.9	78.9	NM	NA	18.9	137,319	105,236
Fifth District Bancorp, Inc. (NASDAQCM:FDSB)	2/13/2026	84.00	20.7	20.7	63.6	63.6	NM	NA	14.2	20,207	11,884
Finward Bancorp (NASDAQCM:FNWD)	2/13/2026	162.86	20.0	16.8	93.2	107.8	19.1	1.3	7.5	24,928	23,396
First Northwest Bancorp (NASDAQGM:FNWB)	2/13/2026	90.25	NM	NM	61.6	62.1	NM	0.0	4.2	38,535	27,122
First Seacoast Bancorp, Inc. (NASDAQCM:FSEA)	2/13/2026	59.26	NM	NM	101.2	101.5	NM	NA	8.9	3,999	6,401
Flagstar Bank, National Association (NYSE:FLG)	2/13/2026	5,898.63	NM	NM	77.2	81.3	NM	0.3	6.0	5,115,228	5,784,053
FS Bancorp, Inc. (NASDAQCM:FSBW)	2/13/2026	311.58	9.8	9.4	102.7	107.6	31.5	2.8	9.7	11,715	14,868
Hingham Institution for Savings (NASDAQGM:HIFS)	2/13/2026	683.13	12.6	21.7	142.4	142.4	13.0	0.8	13.6	69,409	60,719
Home Federal Bancorp, Inc. of Louisiana (NASDAQCM:HFBL)	2/13/2026	56.82	11.3	10.8	100.9	107.9	31.8	2.9	8.9	3,146	2,668
Hoyne Bancorp, Inc. (NASDAQCM:HYNE)	2/13/2026	115.71	NA	NA	NA	NA	NA	NA	NA	110,149	110,149
Kearny Financial Corp. (NASDAQGS:KRNY)	2/13/2026	508.09	15.5	15.6	69.1	82.0	84.6	5.5	6.3	401,900	377,435
Northeast Community Bancorp, Inc. (NASDAQCM:NECB)	2/13/2026	340.02	7.5	7.5	96.2	96.2	30.8	3.3	15.3	50,958	46,422
Northwest Bancshares, Inc. (NASDAQGS:NWBI)	2/13/2026	1,897.94	14.1	10.9	100.4	134.9	87.0	6.2	10.5	958,755	874,152
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	2/13/2026	59.66	NM	NM	81.0	81.0	NM	NA	22.4	4,237	3,967
OP Bancorp (NASDAQGM:OPBK)	2/13/2026	209.20	8.2	NA	91.8	94.7	27.9	3.4	7.9	39,073	54,400
Ponce Financial Group, Inc. (NASDAQGM:PDLB)	2/13/2026	377.10	13.8	14.3	126.1	126.1	NM	NA	13.2	87,842	55,214
Provident Financial Holdings, Inc. (NASDAQGS:PROV)	2/13/2026	103.40	16.4	15.7	81.6	81.6	56.6	3.4	8.3	7,801	6,577
Provident Financial Services, Inc. (NYSE:PFS)	2/13/2026	2,999.03	10.3	10.3	105.9	146.2	43.0	4.2	10.3	918,388	717,797
Riverview Bancorp, Inc. (NASDAQGS:RVSB)	2/13/2026	112.25	23.6	24.1	68.4	81.9	34.8	1.5	6.9	49,150	96,516
Southern Missouri Bancorp, Inc. (NASDAQGM:SMBC)	2/13/2026	717.15	11.2	10.6	126.8	144.4	17.0	1.5	12.9	50,499	43,238
Timberland Bancorp, Inc. (NASDAQGM:TSBK)	2/13/2026	307.88	10.1	10.4	114.6	121.6	28.2	2.9	14.1	17,240	15,121
TrustCo Bank Corp NY (NASDAQGS:TRST)	2/13/2026	824.29	14.1	14.1	120.1	120.2	45.5	3.4	11.6	109,990	101,044
WSFS Financial Corporation (NASDAQGS:WSFS)	2/13/2026	3,652.35	13.1	12.9	130.3	207.5	13.4	1.0	13.8	438,203	363,039
Western New England Bancorp, Inc. (NASDAQGS:WNEB)	2/13/2026	283.14	18.7	18.6	115.6	122.3	37.3	2.0	9.4	53,079	73,943

25% Percentile:		96.8	11.2	10.9	80.1	81.6	28.0	1.0	8.3	9,758	10,357
Median:		20.0	13.6	14.2	96.2	81.4	11.5	8.2	11.0	49,150	46,422
75% Percentile:		700.1	16.6	17.5	112.4	122.3	53.8	3.4	14.2	123,734	107,693

Figure–Midwest Thrifts Market Pricing and Valuation

	Market Pricing and Valuation
	Date of Closing Price	Market Cap.	Price/ LTM EPS	Price/ LTM Core EPS	Price/ Book	Price/ Tangible Book	LTM Dividend Payout Ratio	Dividend Yield	Price/ Assets (%)	Avg Daily Volume	Avg Daily Volume
Company Name	($)	($mil)	(x)(1)	(x)	(%)	(%)	(%)	(%)	(%)	(Three Month)	(One Year)
Capitol Federal Financial, Inc. (NASDAQGS:CFFN)	2/13/2026	972.2	13.6	13.6	95.3	96.1	67.9	4.5	9.0	967,761	831,214
Central Plains Bancshares, Inc. (NASDAQCM:CPBI)	2/13/2026	69.3	17.2	17.2	84.8	NA	NM	NA	13.3	3,567	4,629
Finward Bancorp (NASDAQCM:FNWD)	2/13/2026	162.9	20.0	16.8	93.2	107.8	19.1	1.3	7.5	24,928	23,396
Hoyne Bancorp, Inc. (NASDAQCM:HYNE)	2/13/2026	115.7	NA	NA	NA	NA	NA	NA	NA	110,149	110,149
Northwest Bancshares, Inc. (NASDAQGS:NWBI)	2/13/2026	1897.9	14.1	10.9	100.4	134.9	87.0	6.2	10.5	958,755	874,152
NSTS Bancorp, Inc. (NASDAQCM:NSTS)	2/13/2026	59.7	NM	NM	81.0	81.0	NM	NA	22.4	4,237	3,967
Southern Missouri Bancorp, Inc. (NASDAQGM:SMBC)	2/13/2026	717.2	11.2	10.6	126.8	144.4	17.0	1.5	12.9	50,499	43,238

Minimum:		59.7	11.2	10.6	81.0	81.0	17.0	1.3	7.5	3,567	3,967
25% Percentile:		92.5	13.6	10.9	86.9	96.1	18.6	1.5	9.4	14,583	14,013
Median:		162.9	14.1	13.6	94.3	107.8	43.5	3.0	11.7	50,499	43,238
75% Percentile:		844.7	17.2	16.8	99.1	134.9	72.6	4.9	13.2	534,452	470,682

Source: S&P Global and FinPro Computations

Conversion Valuation Appraisal Report

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings, a P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate, and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “low” and was not primarily relied upon.

In the pro forma figures for the Company, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report

Offering Value in Relation to Comparables

Based upon the premiums and discounts defined in the section above, the Company’s aggregate pro forma market value at the midpoint is estimated to be $11,000,000. Based upon a range below and above the midpoint value, the relative values are $9,350,000 at the minimum and $12,650,000 at the maximum, respectively. At the super maximum of the estimated value range, the offering value would be $14,547,500.

At the various levels of the estimated value range, the full offering would result in the following offering data:

Figure - Value Range - Full Offering

	Total Shares	Price	Total
Conclusion	Shares	Per Share	Value
Appraised Value - Midpoint	1,100,000	$10.00	$11,000,000

Range:
- Minimum	935,000	$10.00	9,350,000
- Maximum	1,265,000	10.00	12,650,000
- Super Maximum	1,454,750	10.00	14,547,500

Source: FinPro Inc. Pro Forma Model

This equates to the following multiples:

Figure - Value Range Pricing Multiples

		Bank	Comparables		Region		National
			Mean	Median	Mean	Median	Mean	Median
	Min	18.87
Price-Core Earnings Ratio P/E	Mid	21.28	14.70	14.60	13.80	13.60	21.10	14.20
	Max	23.81
	Smax	26.32

	Min	43.03%
Price-to-Book Ratio P/B	Mid	47.33%	86.00%	87.40%	96.90%	94.30%	98.00%	96.20%
	Max	51.15%
	Smax	55.01%

	Min	43.12%
Price-to-Tangible Book Ratio P/TB	Mid	47.44%	90.50%	89.10%	112.90%	107.80%	108.90%	81.40%
	Max	51.26%
	Smax	55.13%

	Min	8.24%
Price-to-Assets Ratio P/A	Mid	9.54%	11.10%	8.60%	12.60%	11.70%	11.80%	11.00%
	Max	10.80%
	Smax	12.22%

Source: FinPro Inc. Pro Forma Model

Conversion Valuation Appraisal Report

Figure - Comparable Pricing Multiples to the Company’s Pro Forma Midpoint

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	21.28	21.28	47.33%	47.44%	9.54%
Comparable Group Median	15.00	14.60	87.40%	89.10%	8.60%
(Discount) Premium	41.87%	45.75%	-45.85%	-46.76%	10.93%

Source: FinPro Calculations

Figure above illustrates that at the midpoint of the estimated valuation range the Bank’s earnings are above the comparable group, resulting in 41.87% premium. On a tangible book basis, the Company is priced at a 45.85% discount.

Figure - Comparable Pricing Multiples to the Company’s Pro Forma Super maximum

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	26.32	26.32	55.01%	55.13%	12.22%
Comparable Group Median	15.00	14.60	87.40%	89.10%	8.60%
(Discount) Premium	75.47%	80.27%	-37.06%	-38.13%	42.09%

Source: FinPro Calculations

Figure above illustrates that at the super maximum of the estimated valuation range the Company is priced on a tangible book basis at a 38.13% discount.

Conversion Valuation Appraisal Report

Comparison to Recent Standard Conversions

As a secondary check FinPro reviewed the pro forma pricing multiples of the Company relative to the other recent completed standard conversion pro forma pricing multiples.

Figure–Recent Standard Conversion Offerings

			Offering Data						Financial Performance
			Offering Completion	Offering Announcement	Net Proceeds	Pro Forma Price/ Earnings	Pro Forma Price/ Book	Pro Forma Price/ Tangible Book	Total Assets	ROAE LTM	Tangible Equity/ Tangible Assets	NPAs/ Assets MRQ
Institution Name	State	Trading Symbol	Date	Date	$000s	(x)	(%)	(%)	$000s	(%)	(%)	(%)
Arlo Bank	MO	Arlo Bank (SSSB)	10/13/2020	3/18/2020	5,101	62.5	58.7	58.7	39,995	2.18	12.64	0.08
Eastern Bankshares, Inc.	MA	Eastern Bankshares, Inc. (EBC)	10/14/2020	6/12/2020	1,526,176	143.59	58.2	65.9	13,996,523	6.47	9.67	0.66
PB Bankshares, Inc.	PA	PB Bankshares, Inc. (PBBK)	7/14/2021	3/8/2021	23,083	NM	61.7	61.7	281,066	(1.66)	7.76	1.04
Texas Community Bancshares, Inc.	TX	Texas Community Bancshares, Inc. (TCBS)	7/14/2021	3/3/2021	26,776	86.28	53.2	56.0	316,501	2.27	9.85	0.00
Blue Foundry Bancorp	NJ	Blue Foundry Bancorp (BLFY)	7/15/2021	1/20/2021	239,189	NM	66.1	66.1	1,963,614	(10.07)	10.46	0.00
TC Bancshares, Inc.	GA	TC Bancshares, Inc. (TCBC)	7/20/2021	3/5/2021	41,777	NM	59.9	59.9	363,624	2.02	11.14	0.00
Catalyst Bancorp, Inc.	LA	Catalyst Bancorp, Inc. (CLST)	10/12/2021	3/12/2021	44,958	NM	55.5	55.5	238,329	(1.38)	21.29	1.92
NSTS Bancorp, Inc.	IL	NSTS Bancorp, Inc. (NSTS)	1/18/2022	7/19/2021	44,494	NM	59.7	59.7	259,881	0.19	17.68	0.68
VWF Bancorp, Inc.	OH	VWF Bancorp, Inc. (VWFB)	7/13/2022	3/3/2022	15,422	250	50.2	50.2	137,048	0.11	17.62	0.00
ECB Bancorp, Inc.	MA	ECB Bancorp, Inc. (ECBK)	7/27/2022	3/10/2022	75,794	25.87	59.8	59.8	688,639	5.40	11.42	0.00
Mercer Bancorp, Inc.	OH	Mercer Bancorp, Inc. (MSBB)	7/26/2023	3/3/2023	6,957	6.85	47.5	47.5	149,024	0.00	10.00	0.39
SR Bancorp, Inc.	NJ	SR Bancorp, Inc. (SRBK)	9/19/2023	7/25/2022	75,508	15.71	49.0	57.3	651,486	1.32	18.74	0.02
PFS Bancorp, Inc.	IL	PFS Bancorp, Inc. (PFSB)	10/17/2023	3/6/2023	13,530	16.67	50.8	50.8	184,701	3.85	11.01	0.00
Central Plains Bancshares, Inc.	NE	Central Plains Bancshares, Inc. (CPBI)	10/19/2023	6/6/2023	34,431	19.23	56.5	56.5	450,407	5.09	0.00	0.00
NB Bancorp, Inc.	MA	NB Bancorp, Inc. (NBBK)	12/27/2023	6/7/2023	350,682	11.9	60.1	60.2	4,231,792	10.10	8.61	0.00
Fifth District Bancorp, Inc.	LA	Fifth District Bancorp, Inc. (FDSB)	7/31/2024	2/29/2024	45,647	44.05	45.0	45.0	485,665	(0.93)	15.85	0.05
EWSB Bancorp, Inc.	WI	EWSB Bancorp, Inc. (EWSB)	9/18/2024	3/4/2024	5,011	NM	46.3	46.3	267,518	(12.88)	4.08	0.00
FB Bancorp, Inc.	LA	FB Bancorp, Inc. (FBLA)	10/22/2024	2/28/2024	171,114	40	60.5	61.6	1,171,529	0.83	12.86	1.07
Monroe Federal Bancorp, Inc.	OH	Monroe Federal Bancorp, Inc. (MFBI)	10/23/2024	6/10/2024	3,337	55.56	44.2	44.2	147,943	0.00	0.00	0.00
Magnolia Bancorp, Inc.	LA	Magnolia Bancorp, Inc. (MGNO)	1/14/2025	2/1/2024	5,972	NM	41.8	41.8	35,105	(0.39)	39.76	0.00
Avidia Bancorp, Inc.	MA	Avidia Bancorp, Inc. (AVBC)	7/31/2025	3/11/2025	161,900	14.29	56.2	58.2	2,656,539	6.18	6.88	0.15
Security Midwest Bancorp, Inc.	IL	Security Midwest Bancorp, Inc. (SBMW)	7/31/2025	9/9/2024	6,658	9.63	45.3	45.3	217,640	5.89	6.95	0.00
Hoyne Bancorp, Inc.	IL	Hoyne Bancorp, Inc. (HYNE)	12/3/2025	5/16/2025	66,939	50	51.9	52.0	449,928	(1.79)	19.11	0.53

25th Percentile:					$6,658	12.5	46.3	46.3	149,024	(0.39)	6.95	0.00
Median					$34,431	22.6	53.2	56.0	281,066	0.19	10.46	0.00
Average					$119,618	47.3	49.5	50.4	1,175,380	0.91	11.34	0.26
75th Percentile:					$75,508	54.2	59.7	59.8	651,486	3.85	15.85	0.39

Source: S&P Global

Figure–Median Pro Forma Price/ TBV Trend

Source: S&P Global and FinPro Computations

Conversion Valuation Appraisal Report

Valuation Conclusion

It is, FinPro’s opinion that as of February 18, 2026, the estimated aggregate pro forma market value of the Company was $11,000,000 at the midpoint of a range with a minimum of $9,350,000 to a maximum of $12,650,000, at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value is $14,547,500. The stock will be issued at $10.00 per share.

	Pre Foundation
	Appraised Value
Conclusion	Minimum	Midpoint	Maximum	SuperMaximum *
Total Shares	935,000	1,100,000	1,265,000	1,454,750
Price per Share	$10	$10	$10	$10
Full Conversion Value	$9,350,000	$11,000,000	$12,650,000	$14,547,500
Exchange Shares	0	0	0	0
Exchange Percent	0.00%	0.00%	0.00%	0.00%
Conversion Shares	935,000	1,100,000	1,265,000	1,454,750
Conversion Percent	100.00%	100.00%	100.00%	100.00%
Gross Proceeds	$9,350,000	$11,000,000	$12,650,000	$14,547,500
Exchange Value	$-	$-	$-	$-
Exchange Ratio	0.0000	0.0000	0.0000	0.0000
Exchange Value per Minority Share	$-	$-	$-	$-

*SuperMaximum is an overallotment option that is 15% above the maximum amount.

The document represents an initial valuation for the Company. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revised the appraised value of the Company. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Company. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Company.

Conversion Valuation Appraisal Report

7. Exhibits

Exhibit 1. Pro Forma Regulatory Capital Ratios at Bank Level- 12.31.2025

			Minimum		Midpoint		Maximum		Adj. Maximum
	Historical		935,000		1,100,000		1,265,000		1,454,750
	$	%	$	%	$	%	$	%	$	%
GAAP Capital	$15,794	15.1%	$18,514	17.2%	$19,141	17.7%	$19,768	18.2%	$20,489	18.7%

Tier 1 Leverage Capital	$15,897	14.3%	$18,617	16.4%	$19,244	16.9%	$19,871	17.3%	$20,592	17.8%
Tier 1 Leverage Requirement	$9,977	9.0%	$10,222	9.0%	$10,278	9.0%	$10,335	9.0%	$10,400	9.0%
Excess	$5,920	5.3%	$8,395	7.4%	$8,966	7.9%	$9,536	8.3%	$10,192	8.8%

Reconcilation of Capital Infused into the bank:
50% of Net Proceeds			$3,875		$4,700		$5,525		$6,474
Less: ESOP			-$770		-$902		-$1,034		-$1,186
Less: MRP			-$385		-$451		-$517		-$593
Pro Forma Increase			$2,720		$3,347		$3,974		$4,695

Note: As the Bank has opted into the Community Bank Leverage Ratio (CBLR) framework and does not report risk-based capital, risk-based capital ratios have intentionally been excluded.

Conversion Valuation Appraisal Report

Exhibit 2. Pro Forma Analysis Sheet - 12.31.2025

		Company Pro Forma Based Upon Sale at $10.00 Per Share
		935,000	1,100,000	1,265,000	1,454,750
		Shares	Shares	Shares	Shares
		(Minimum of	(Midpoint of	(Maximum of	(15% above Max of
	Bank	Estimated	Estimated	Estimated	Estimated
	Historical	Price Range)	Price Range)	Price Range)	Price Range)
	(In thousands)
Deposits	$82,154	$82,154	$82,154	$82,154	$82,154
Borrowings	10,600	10,600	10,600	10,600	10,600
Total Deposits and Borrowings	$92,754	$92,754	$92,754	$92,754	$92,754

Stockholders’ equity:
Preferred	$-	$-	$-	$-	$-
Common	-	10	11	13	15
APIC	-	7,740	9,389	11,037	12,933
Retained Earnings	15,897	15,897	15,897	15,897	15,897
Net unrealized g/(l) on AFS, net	(103)	(103)	(103)	(103)	(103)
Plus:
Amount of the foundation	-	275	275	275	275
Less:
Cash After Tax Expense of foundation	-	(79)	(79)	(79)	(79)
Stock After Tax Expense of foundation	-	(217)	(217)	(217)	(217)
CS to be acquired by ESOP	-	(770)	(902)	(1,034)	(1,186)
CS to be acquired by MRP	-	(385)	(451)	(517)	(593)
Total Stockholder’s equity	$15,794	$22,368	$23,820	$25,272	$26,942

Total Shares Outstanding		962,500	1,127,500	1,292,500	1,482,250
Foundation Shares		27,500	27,500	27,500	27,500

Equity to Assets	14.33%	29.15%	20.43%	21.41%	22.51%
Equity to Tangiable Assets	16.46%	29.16%	20.44%	21.42%	22.52%

Conversion Valuation Appraisal Report

Exhibit 3. Pro Forma Analysis Sheet - 12.31.2025

Valuation Parameters
Prior Twelve Mos. Earning Base	Y
Period Ended December 31, 2025		$439	(1)
Pre-Conversion Book Value	B
As of December 31, 2025		$15,794
Pre-Conversion Assets	A
As of December 31, 2025		$110,197
Return on Money	R	2.75	% (2)
Conversion Expenses		$1,600
	X	14.55	% (3)
Proceeds Not Invested		$1,353	(4)
Estimated ESOP Borrowings		$902
ESOP Purchases	E	8.00	% (5)
Cost of ESOP Borrowings		$45	(5)
Cost of ESOP Borrowings	S	0.00	% (5)
Amort of ESOP Borrowings	T	20	Years
Amort of MRP Amount	N	5	Years
Estimated MRP Amount		$451	(6)
MRP Purchases	M	4.00%
MRP Expense		$90
Stock Foundation Amount		$275	(7)
Stock Foundation Amount	F	2.50% 0.00%
Foundation Opportunity Cost		$8
Tax Benefit	Z	$58	(8)
Tax Rate	TAX	21.00%
Percentage Sold	PCT	100.00%
Amount to be issued to Public		$11,000	(9)
Earnings Multiple		12

Conversion Valuation Appraisal Report

Exhibit 4. Pro Forma Effect of Conversion - 12.31.2025

Pro Forma Effect of Conversion Proceeds

As of December 31, 2025

(Dollars in Thousands)

		Minimum	Midpoint	Maximum	SuperMax
Conversion Proceeds
Total Shares Offered		935,000	1,100,000	1,265,000	1,454,750
Conversion Shares Offered		935,000	1,100,000	1,265,000	1,454,750
Price Per Share		$10	$10	$10	$10
Gross Proceeds		$9,350	$11,000	$12,650	$14,548
Plus: Value issued to Foundation	(9)	275	275	275	275
Pro Forma Market Capitalization		9,625	11,275	12,925	14,823
Gross Proceeds		9,350	11,000	12,650	14,548
Less: Est. Conversion Expenses		(1,600)	(1,600)	(1,600)	(1,600)
Net Proceeds		7,750	9,400	11,050	12,948
Less: Cash issued to Foundation		(100)	(100)	(100)	(100)
Less: ESOP Adjustment	(3)	(770)	(902)	(1,034)	(1,186)
Less: MRP Adjustment	(3)	(385)	(451)	(517)	(593)
Net Proceeds Reinvested		$6,495	$7,947	$9,399	$11,069
Estimated Incremental Rate of Return		2.75%	2.75%	2.75%	2.75%
Estimated Incremental Return		$179	$219	$258	$304
Less: Cost of ESOP	(4)	-	-	-	-
Less: Amortization of ESOP	(7)	(30)	(36)	(41)	(47)
Less: Option Expense	(10)	(53)	(62)	(71)	(81)
Less: MRP Adjustment	(7)	(61)	(71)	(82)	(94)
Pro Forma Net Income		35	50	64	82
Earnings Before Conversion		439	439	439	439
Earnings Excluding Adjustment		474	489	503	521
Earnings Adjustment	(6)	-	-	-	-
Earnings After Conversion		$474	$489	$503	$521

Conversion Valuation Appraisal Report

Pro Forma Effect of Conversion Proceeds

As of December 31, 2025

(Dollars in Thousands)

		Minimum	Midpoint	Maximum	SuperMax
Pro Forma Equity
Equity at December 31, 2025		$15,794	$15,794	$15,794	$15,794
Net Conversion Proceeds		7,750	9,400	11,050	12,948
Plus: MHC Adjustment	(7)	-	-	-	-
Plus: Value issued to Foundation		275	275	275	275
Less: After Tax Expense of Foundation		(296)	(296)	(296)	(296)
Less: ESOP Adjustment	(1)	(770)	(902)	(1,034)	(1,186)
Less: MRP Adjustment	(2)	(385)	(451)	(517)	(593)
Pro Forma Equity		$22,368	$23,820	$25,272	$26,942
Less: Intangible	(5)	50	50	50	50
Pro Forma Tangible Equity		$22,318	$23,770	$25,222	$26,892
Pro Forma Assets
Total Assets at December 31, 2025		$110,197	$110,197	$110,197	$110,197
Net Conversion Proceeds		7,750	9,400	11,050	12,948
Plus: MHC Adjustment	(7)	-	-	-	-
Plus: Value issued to Foundation		275	275	275	275
Less: After Tax Expense of Foundation		(296)	(296)	(296)	(296)
Less: ESOP Adjustment	(1)	(770)	(902)	(1,034)	(1,186)
Less: MRP Adjustment	(2)	(385)	(451)	(517)	(593)
Pro-forma Total Assets		116,771	118,223	119,675	121,345
Stockholder’s Equity Per Share *
Equity at December 31, 2025		$16.41	$14.01	$12.22	$10.66
Estimated Net Proceeds		8.05	8.34	8.55	8.74
Plus: MHC Adjustment		-	-	-	-
Plus: Value issued to Foundation		0.29	0.24	0.21	0.19
Less: After Tax Expense of Foundation		(0.31)	(0.26)	(0.23)	(0.20)
Less: ESOP Stock		(0.80)	(0.80)	(0.80)	(0.80)
Less: MRP Stock		(0.40)	(0.40)	(0.40)	(0.40)
Pro Forma Equity Per Share *		23.24	21.13	19.55	18.18
Less: Intangible		0.05	0.04	0.04	0.03
Pro Forma Tangible Equity Per Share *		$23.19	$21.08	$19.51	$18.14

Conversion Valuation Appraisal Report

Pro Forma Effect of Conversion Proceeds

As of December 31, 2025

(Dollars in Thousands)

		Minimum	Midpoint	Maximum	SuperMax
Net Earnings Per Share *
Historical Earnings Per Share	(8)	$0.49	$0.42	$0.37	$0.32
Incremental return Per Share	(8)	0.20	0.21	0.22	0.22
ESOP Adjustment Per Share	(8)	(0.03)	(0.03)	(0.03)	(0.03)
Option Expense Per Share	(10)	(0.06)	(0.06)	(0.06)	(0.06)
MRP Adjustment Per Share	(8)	(0.07)	(0.07)	(0.07)	(0.07)
Normalizing Adjustment Per Share		-	-	-	-
Pro Forma Earnings Per Share *	(8)	$0.53	$0.47	$0.42	$0.38

Shares Utilized for EPS		889,350	1,041,810	1,194,270	1,369,599
Pro Forma Ratios
Price/EPS without Adjustment		18.87	21.28	23.81	26.32
Price/EPS with Adjustment		18.87	21.28	23.81	26.32
Price/Book Value per Share		43.03%	47.33%	51.15%	55.01%
Price/Tangible Book Value		43.12%	47.44%	51.26%	55.13%
Market Value/Assets		8.24%	9.54%	10.80%	12.22%

*	The totals for the per share data are actual figures rounded to two decimals. The component parts may not add to the total due to rounding.
(1)	ESOP Borrowings are deducted from net worth and assets, and amortized over 20 years.
(2)	MRP Borrowings are omitted from net worth and assets, and amortized over 5 years.
(3)	Consists of ESOP and MRP amortization.
(4)	The ESOP loan is from the Holding Company and therefore, there are no costs.
(5)	Call Report.
(6)	Not applicable.
(7)	ESOP and MRP are amortized over 20 and 5 years respectively, and tax impacted at 21%.
(8)	All EPS computations are done in accordance with SOP 93-6.
(9)	The Foundation is assumed to be 3% of the gross proceeds.
(10)	Assumed option expense in accordance with SFAS No. 123.

Conversion Valuation Appraisal Report

Exhibit 5. Use of Proceeds

Use of Proceeds

	935,000	% of Gross	1,100,000	Gross	1,265,000	Gross	1,454,750	Gross
	Shares	Proceeds	Shares	Proceeds	Shares	Proceeds	Shares	Proceeds
Gross Offering Proceeds	$9,350		$11,000		$12,650		$14,548
Less: Expense	(1,600)		(1,600)		(1,600)		(1,600)
Net Proceeds	$7,750	100.0%	$9,400	100.0%	$11,050	100.0%	$12,948	100.0%

Less:
Proceeds to Bank	(3,875)	-50.0%	(4,700)	-50.0%	(5,525)	-50.0%	(6,474)	-50.0%
ESOP	(770)	-9.9%	(902)	-9.6%	(1,034)	-9.4%	(1,186)	-9.2%
Cash to Foundation	(100)	-1.3%	(100)	-1.1%	(100)	-0.9%	(100)	-0.8%
Proceeds for HC	3,005	38.8%	3,698	39.3%	4,391	39.7%	5,188	40.1%

Exhibit 6. Key Ratios

	Price-Core Earnings Ratio P/E	Price-to-Book Ratio P/B	Price-to-Tangible Book Ratio P/TB
CSB Financial (…)
Adjusted Max	26.32	55.01%	55.13%
Max	23.81	51.15%	51.26%
MidPoint	21.28	47.33%	47.44%
Minimum	18.87	43.03%	43.12%

Valuation of Peer Group Companies, all of whice are fully converted (historical basis)
Average	14.67	85.98%	90.49%
Median	14.60	87.43%	89.08%

Exhibit 7. Peer Group

Company Name (Ticker Symbol)	Exchange	Heaquarters	Total assets, In Millions (1)
Broadway Financial Corporation (BYFC)	NASDAQCM	Los Angeles, CA	1,335,565
BV Financial, Inc. (BVFL)	NASDAQCM	Baltimore, MD	912,213
Finward Bancorp (FNWD)	NASDAQCM	Munster, IN	2,021,181
First Northwest Bancorp (FNWB)	NASDAQGM	Port Angeles, WA	2,107,895
First Seacoast Bancorp, Inc. (FSEA)	NASDAQCM	Dover, NH	609,627
Northeast Community Bancorp, Inc. (NECB)	NASDAQCM	White Plains, NY	2,063,508
NSTS Bancorp, Inc. (NSTS)	NASDAQCM	Waukegan, IL	269,842
Provident Financial Holdings, Inc. (PROV)	NASDAQGS	Riverside, CA	1,227,892
Riverview Bancorp, Inc. (RVSB)	NASDAQGS	Vancouver, WA	1,512,311
Timberland Bancorp, Inc. (TSBK)	NASDAQGM	Hoquiam, WA	2,006,127

(1) Total Assets of 12/31/2025

Conversion Valuation Appraisal Report

Exhibit 8. ESOP, MRP and Options

	Number of Shares to be Granted of Purchased (1)				Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	Dilution Resulting From Issuance of Share for Stock Benefit Plans	At Mimnium of Offering Range	At Maximu of Offering Range
					(dollars thousands)
ESOP	77,000	103,400	8%	n/a	770	1,034
MRP	38,500	51,700	4%	3.85%	385	517
Stock Options	96,250	129,250	10%	9.09%	264	354
Total	211,750	284,350	22%	12.94%	1,419	1,905